AGREEMENT AND PLAN OF MERGER


                           by and among


                    BARGO ENERGY RESOURCES, LTD.,

                         SCL COMPANY,

                   FUTURE PETROLEUM CORPORATION

                            and

                   FUTURE ENERGY CORPORATION


                    Dated August 14, 1998

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                             TABLE OF CONTENTS
                                                              Page


ARTICLE I       Definitions, References and Construction          1
Section 1.1.    Certain Defined Terms                             1
Section 1.2.    References and Construction                       4

ARTICLE II      Property to be Sold and Purchased                 5

ARTICLE III     Consideration for Properties                      7

ARTICLE IV      Representations and Warranties of Seller          7
Section 4.1.    Organization and Existence                        7
Section 4.2.    Power and Authority                               7
Section 4.3.    Valid and Binding Agreement                       7
Section 4.4.    Non-Contravention                                 7
Section 4.5.    Approvals                                         8
Section 4.6.    Pending Litigation                                8
Section 4.7.    No AFE Items or Well Abandonments, No P&A
                Liabilities                                       8
Section 4.8.    Production Marketing                              9
Section 4.9.    Compliance with Applicable Non-Environmental Laws 9
Section 4.10.   Tax Partnerships                                  9
Section 4.11.   Permits                                           9
Section 4.12.   Condition of Assets                               9
Section 4.13.   Investment Experience                             9
Section 4.14.   Investment Intent                                10
Section 4.15.   Restricted Securities                            10
Section 4.16.   Legend                                           10
Section 4.17.   Accuracy of Information.                         10
Section 4.18.   No Solicitation                                  11
Section 4.19.   Accredited Investor                              11
Section 4.20.   Disclaimer of Warranties                         11

ARTICLE V       Representations and Warranties of Future         11
Section 5.1.    Organization and Existence                       11
Section 5.2.    Power and Authority                              11
Section 5.3.    Valid and Binding Agreement                      12
Section 5.4.    Non-Contravention                                12
Section 5.5.    Approvals                                        12
Section 5.6.    Pending Litigation                               12
Section 5.7.    Knowledgeable Purchaser                          12
Section 5.8.    Closing Shares.                                  13
Section 5.9.    SEC Filings                                      13

ARTICLE VI      Certain Covenants Pending Closing                13
Section 6.2.    Confidentiality                                  14
Section 6.3.    Conduct of Operations on the Properties          15
Section 6.4.    Conduct of Future's Business                     15
Section 6.5.    Employment Agreement                             16
Section 6.6.    Bylaws                                           16
Section 6.7.    Registration Rights Agreement                    16
Section 6.8.    Warrants and Options                             16
Section 6.9.    Credit Facility                                  16
Section 6.10.   Subordination Agreement                          16
Section 6.11.   Voting Agreement                                 16
Section 6.12.   Directors                                        16

ARTICLE VII     Due Diligence Examination                        17
Section 7.1.    Inspection and Assertion of Defects              17
Section 7.2.    Certain Price Adjustments.                       18
Section 7.3.    Waiver                                           19

ARTICLE VIII    Conditions Precedent to the Obligations of the Parties;
                Termination Rights                               19
Section 8.1.    Conditions Precedent to the Obligations of
                Future                                           19
Section 8.2.    Conditions Precedent to the Obligations of
                Seller                                           20

ARTICLE IX      Closing of Transaction                           22
Section 9.1.    The Closing                                      22
Section 9.2.    Seller's Closing Obligations                     22
Section 9.3.    Future's Closing Obligations                     23
Section 9.4.    Delivery of Files                                23

ARTICLE X       Certain Accounting Adjustments.                  23
Section 10.1.   Adjustments                                      23
Section 10.2.   Closing and Post-Closing Accounting Settlements  24

ARTICLE XI      Assumption and Indemnification                   24

ARTICLE XII     Notices                                          25

ARTICLE XIII    Commissions                                      26

ARTICLE XIV     Casualty Loss                                    26

ARTICLE XV      Miscellaneous Matters                            27
Section 15.1.   Survival of Provisions                           27
Section 15.2.   Further Assurances                               27
Section 15.3.   Binding Effect; Successors and Assigns           27
Section 15.4.   Imbalances                                       27
Section 15.5.   Expenses; Sales Taxes; Filings and Recording Fees28
Section 15.6.   Entire Agreement                                 28
Section 15.7.   Public Statements                                28
Section 15.8.   Injunctive Relief                                28
Section 15.9.   Deceptive Trade Practices                        29
Section 15.10.  Amendments                                       29
Section 15.11.  Governing Law                                    29
Section 15.12.  Counterparts                                     29

              AGREEMENT AND PLAN OF MERGER


THIS AGREEMENT AND PLAN OF MERGER dated August 14, 1998, is made by and among Bargo Energy Resources, Ltd., a Texas limited partnership ("Bargo"), SCL-CAL Company, a Texas corporation ("SCL"), Future Petroleum Corporation, a Utah corporation ("Future"), and Future CAL-TEX Corporation, a Texas corporation ("Future Sub").


     WITNESSETH:

WHEREAS, (i) Bargo is the record and beneficial owner of all of the issued and outstanding capital stock of SCL and (ii) Future is the record and beneficial owner of all of the issued and outstanding capital stock of Future Sub; and

WHEREAS, the parties hereto have determined that the merger of SCL into Future Sub upon the terms and subject to the conditions set forth herein is desirable and in their mutual best interests; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the merger contemplated hereby;

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Bargo, SCL, Future and Future Sub do hereby agree as follows:

                              ARTICLE I

             Definitions, References and Construction

Section 1.1. Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this
Section 1.1 or in the section, subsections or other subdivisions referred to below:

"Affiliate" shall mean, when used with respect to another Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

"Agreement" shall mean this Agreement, as hereafter changed, amended or modified in accordance with the terms hereof.

"Bargo" shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

"Bargo Disclosure Schedule" shall mean a schedule delivered by the Bargo Entities to Future on the date hereof which sets forth additional information regarding the representations and warranties of the Bargo Entities contained herein and information called for hereby.

"Bargo Entities" shall mean Bargo and SCL.

"Bargo Nominees" shall have the meaning assigned to such term in Section
6.11(a).

"Bargo Registration Rights Agreement" shall have the meaning assigned to such term in Section 6.7.

"Closing" and "Closing Date" shall have the respective meanings assigned to such terms in Section 2.3.

"Closing Obligations" shall mean the obligations of SCL to repay the Sowell Indebtedness and the obligations of SCL to pay certain transaction costs in connection with this Agreement and the acquisition of the Properties.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commission" shall mean the Securities and Exchange Commission (or any successor body thereto).

"Commonly Controlled Entity" shall mean any Person which is under common control with Future within the meaning of Section 4001 of ERISA.

"Consolidated" shall refer to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person's Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

" Current Debt Amount" shall mean $5,800,000, which is the indebtedness of SCL in connection with the Closing Obligations.

"Director Effective Date" shall mean 10 days after the date on which Future filed with the Commission and transmitted to its stockholders the information required to be so filed and transmitted under Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

"Effective Time" shall have the meaning assigned to such term in Section
2.2.

"Emission Credits" shall mean the emission credits described more particularly in Section 1.1(f) of the MOC Agreement.


"Employment Agreement" shall have the meaning assigned to such term in
Section 6.5.

"EnCap Fund I" shall mean EnCap Equity 1994 Limited Partnership and Energy Capital Investment Company PLC.

"EnCap Registration Rights Agreement" shall have the meaning assigned to such term in Section 6.7.

"Environmental Laws" shall mean any and all laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

"Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, and all rules and regulations under such act.

"Future" shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

"Future Stock" shall mean the shares of common stock of Future, $0.01 par value per share, and any shares issued or issuable with respect thereto by way of a stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.

"Future Disclosure Schedule" shall mean a schedule delivered by the Future Entities to the Bargo Entities on the date hereof which sets forth additional information regarding the representations and warranties of the Future Entities contained herein and information called for hereby.

"Future Entities" shall mean Future and Future Sub.

"Future Sub" shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

"GAAP" shall mean those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).


"Material Adverse Effect" shall mean with respect to any Person, a material adverse effect on the financial condition, results of operations, business or prospects of such Person and its consolidated subsidiaries, taken as a whole.

"Merger" shall have the meaning assigned to such term in Section 2.1.

"Merger Shares" shall have the meaning assigned to such term in Article
III.

"MOC" shall have the meaning assigned to such term in Section 4.7.

"MOC Agreement" shall have the meaning assigned to such term in Section
4.7.

"Partner" shall mean each general or limited partner of Bargo.

"Person" shall mean an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, or any other legally recognizable entity.

"Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which Future or any Commonly Controlled Entity is (or if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Price Group" shall mean Carl Price, Don Wm. Reynolds, Christie Price, Robert Price and Charles D. Laudeman.

"Price Options" means the options to purchase up to 250,000 shares of Future Stock issued to Carl Price pursuant to the Employment Agreement and Future's 1993 Stock Incentive Plan.

"Price Registration Rights Agreement" shall have the meaning assigned to such term in Section 6.7.

"Properties" shall mean the "Assets," as such term is defined in the MOC Agreement, exclusive of the Emission Credits.

"Returns" shall mean all returns, reports, estimates, declarations and statements of any nature regarding Taxes prior to the Closing required to be filed by the taxpayer relating to its income, properties or operations.

"SCL" shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

"SCL Stock" shall mean the shares of common stock, par value $0.01 per share, of SCL.

"Securities Act" shall mean the U.S. Securities Act of 1933, as amended, and all rules and regulations under such Act.

"Senior Credit Facility" shall have the meaning assigned to such term in
Section 6.8.

"Shareholders' Agreement" shall have the meaning assigned to such term in Section 6.10.

"Sowell Indebtedness" shall mean that certain indebtedness of Bargo to James E. Sowell in the original principal amount equal to $5,700,000, as secured by the Sowell Mortgage.

"Sowell Mortgage" shall mean that certain Mortgage, Deed of Trust, Assignment of Production and Security Agreement by and between Bargo and James
E. Sowell covering the Properties.

"Subordination Agreement" shall have the meaning assigned to such term in Section 6.9.

"Subsidiary" means the following entities which are subsidiaries of
Future: Future Petroleum Corporation, a Texas corporation; Future Energy Corporation, a Nevada corporation; Future Acquisition 1995, Ltd., a Texas limited partnership; BMC Development No. 1 Limited Partnership, a Texas limited partnership; NCI-Shawnee Limited Partnership, a Texas limited partnership; and Future Sub.

"Surviving Corporation" shall have the meaning assigned to such term in
Section 2.1.

"Taxes" shall mean any federal, state, local, foreign or other taxes (including, without limitation, income, alternative minimum, franchise, property, sales, use, lease, excise, premium, payroll, wage, employment or withholding taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties and additions to tax).

"TBCA" shall have the meaning assigned to such term in Section 2.1.

"Warrant" shall have the meaning assigned to such term in Article III.

Section 1.2.  References and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c)     The words "this Agreement", "this instrument", "herein",
"hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g) The word "or" is not intended to be exclusive and the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions.

(h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(i) Unless otherwise indicated, all references herein to "$" or "dollars" shall refer to U.S. Dollars.

(j)     Exhibits III(b), 4.8, 6.5, 6.6, 6.7-1, 6.7-2, 6.7-3, 6.9, 6.10,
7.1(e) and 7.2(e) are attached hereto. Each such Exhibit is incorporated herein by reference for all purposes and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

                             ARTICLE II

                             The Merger


Section 2.. The Merger. At the Effective Time, and on the terms and subject to the conditions set forth in this Agreement, SCL shall be merged with and into Future Sub (the "Merger"), Future Sub shall continue its corporate existence under the Texas Business Corporation Act (the "TBCA") as the surviving entity in the Merger (sometimes referred to herein as the "Surviving Corporation"), and the separate corporate existence of SCL shall cease.

Section 2.2. Effective Time of the Merger. Provided that the conditions set forth in Article VII have been fulfilled or waived in accordance with this Agreement, as soon as practicable on the Closing Date, Future Sub and SCL shall cause the Merger to be consummated by filing with the Secretary of State of Texas articles of merger in such form as required by, and executed in accordance with the relevant provisions of, the TBCA. The Merger shall become effective at the time the articles of merger are duly filed with the Secretary of State of Texas (the "Effective Time").

Section 2.3. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Thompson & Knight, P.C., located at 1700 Chase Tower, 600 Travis, Houston, Texas 77002, 10:00 a.m., local time, on August 14, 1998, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing occurs is herein referred to as the "Closing Date".

Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the real estate and other properties, rights, privileges, powers, and franchises of Future Sub and SCL shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities, obligations and duties of Future Sub and SCL shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.5.     Certificate of Incorporation. The Articles of
Incorporation of Future Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided by the TBCA.

Section 2.6. Bylaws. The Bylaws of Future Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided by the TBCA.

Section 2.7.     Directors.  The directors of Future Sub at the
Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified in accordance with the TBCA or until his or her earlier death, resignation or removal.

Section 2.8.     Officers.  The officers of Future Sub at the Effective
Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified in accordance with the TBCA or until his or her earlier death, resignation or removal.


Section 2.9. Taking of Necessary Action. Each of the parties hereto shall use its reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under the TBCA as promptly as possible.


                            ARTICLE III

            Conversion of Securities; Approval of Merger

Section 3.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Bargo, SCL, Future, Future Sub or any holder of any of the following securities:

(a) Each share of SCL Stock held in the treasury of SCL shall be canceled and retired and no payment shall be made with respect thereto.

(b) All of the outstanding shares of SCL Stock shall be converted into (i) 4,694,859 fully paid and non-assessable shares of Future Stock (the "Merger Shares") and (ii) a warrant to purchase 250,000 shares of Future Stock, which warrant shall be substantially in the form of that certain Stock Purchase Warrant attached hereto as Exhibit III(b) (the "Warrant").

Section 3.2. Approval of Merger Agreement and Merger. By execution of this Agreement, each of Future, as the sole shareholder of Future Sub, and Bargo, as the sole shareholder of SCL, hereby adopts, ratifies and approves the Merger and the Merger Agreement.

Section 3.3. Waiver of Dissenter's Rights of Appraisal. Each of Future, as the sole shareholder of Future Sub, and Bargo, as the sole shareholder of SCL, hereby waives any dissenter's rights of appraisal or similar rights it may have, including the rights under Section 5.11 of the TBCA.

                           ARTICLE IV

       Representations and Warranties of Bargo Entities

Each of the Bargo Entities represents and warrants to the Future
Entities as follows:


Section 4.1. Organization and Existence. Bargo is a limited partnership duly formed and validly existing under the laws of the State of Texas. SCL is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each Bargo Entity has the power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Bargo Entity is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a Material Adverse Effect.

Section 4.2. Power and Authority. Bargo has full partnership power and partnership authority, and SCL has full corporate power and corporate authority, to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each of the Bargo Entities of this Agreement and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action, in the instance of Bargo, and all necessary corporate action, in the instance of SCL.

Section 4.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by each of the Bargo Entities and constitutes, and each other agreement, instrument, or document executed or to be executed by a Bargo Entity in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by such Bargo Entity and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Bargo Entity, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4. Non-Contravention. The execution, delivery, and performance by a Bargo Entity of this Agreement and each other agreement, instrument, or document executed or to be executed by such Bargo Entity in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of (i) in the instance of Bargo, its partnership agreement or other governing instruments or (ii) in the instance of SCL, its articles of incorporation, bylaws and other governing instruments, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which such Bargo Entity is a party or by which it or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of such Bargo Entity, or (d) violate any applicable law, rule or regulation binding upon such Bargo Entity.

Section 4.5. Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by each Bargo Entity in connection with the execution, delivery, or performance by it of this Agreement and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby other than the filing by SCL of a certificate of merger with the Secretaries of State of Nevada and Texas in accordance with the Nevada Statute and the TBCA, respectively.

Section 4.6.  Pending Litigation.     Except as otherwise set forth in
the Bargo Disclosure Schedule, there are no pending suits, actions, or other proceedings in which a Bargo Entity is a party which affect the Properties in any material respect, or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or that would, if determined adversely to such Bargo Entity, (a) result in the impairment or loss of SCL's title to the Properties, (b) hinder or impede the operation of all or any portion of any Property or (c) restrain, prohibit or impose damage on a Future Entity or a Bargo Entity with respect to the transactions contemplated hereby.

Section 4.7. Marathon Agreement. Bargo has delivered to Future a true and correct copy of that certain Purchase and Sale Agreement made and entered into as of May 11, 1998, by and between Marathon Oil Company ("MOC") and Bargo Operating Company, Inc., and all amendments, modifications or supplements thereto (the "MOC Agreement"). Bargo has delivered to Future true and correct copies of all written disclosures given by MOC to Bargo or its representatives which pertain to, or otherwise qualify, modify or limit the representations, warranties, covenants and agreements made by MOC in the MOC Agreement. The representations and warranties of MOC in the MOC Agreement are true and correct in all material respects. All covenants and agreements to be performed by the "Purchaser" under the MOC Agreement either prior to or at the closing of the transactions contemplated by the MOC Agreement have been complied with or performed in all material respects or otherwise waived in accordance with the terms of the MOC Agreement.

Section 4.8.     Assets and Liabilities of SCL.  During its existence,
SCL has owned or otherwise held no properties or other assets (tangible or intangible) other than (a) the rights of the "Purchaser" under the MOC Agreement, (b) the Properties and (c) its rights under this Agreement. SCL has no liabilities or obligations, contingent or otherwise, other than (i) the liabilities or obligations incurred or assumed by the "Purchaser" under the terms of the MOC Agreement, exclusive of any liabilities or obligations arising or otherwise attributable to the Emission Credits, and (ii) the Current Debt Amount and (iii) its liabilities and obligations under this Agreement. Attached hereto as Exhibit 4.8 is a true, correct and complete copy of a Subscription Agreement, and all amendments or modifications thereto, whereunder Bargo subscribed for SCL Stock and conveyed, assigned and contributed the Properties to SCL.

Section 4.9. Sowell Indebtedness. Bargo has delivered to Future a true and correct copy of all documents or other instruments evidencing the Sowell Indebtedness.


Section 4.10. Capitalization of SCL. The authorized capital stock of SCL consists of 100 shares of SCL Stock. As of the date hereof, 100 shares of SCL Stock were validly issued and outstanding, fully paid, and nonassessable, and Bargo is the record and beneficial owner of such shares, free and clear of all liens or other encumbrances. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which SCL's stockholders may vote. Other than as contemplated by this Agreement, there are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating SCL to issue, deliver or sell shares of its capital stock or debt securities, or obligating SCL to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

Section 4.11.     Articles of Incorporation and By-laws; Corporate
Records. SCL has delivered to Future true and complete copies of its Articles of Incorporation and Bylaws, as amended or restated through the date of this Agreement. The minute book of SCL contains reasonably complete and accurate records of all corporate actions of the shareholders and board of directors of SCL, including committees of the board. The stock transfer records of SCL contain complete and accurate records of all issuances and redemptions of stock by SCL. Neither SCL nor, to the knowledge of SCL, any of its Affiliates, is a party to any agreement with respect to the capital stock of SCL other than this Agreement.

Section 4.12. Investment Experience. Bargo and each Partner is an "accredited investor" as defined in Rule 501(a) of the Securities Act.

Section 4.13.     Purchase for Own Account.  The Merger Shares and
Warrant to be acquired by Bargo and, pursuant to Rule 145 under the Securities Act, deemed acquired by the Partners, pursuant to this Agreement are being acquired for their own account and with no intention of distributing or reselling the Merger Shares, the Warrant or the shares of Future Stock issuable upon exercise of the Warrant (the "Warrant Shares"), or any part thereof, in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of the Bargo and the Partners at all times to sell or otherwise dispose of all or any part of the Merger Shares, the Warrant or the Warrant Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of Bargo's and each Partner's property being at all times within its control. If Bargo or a Partner should in the future decide to dispose of any of the Merger Shares, the Warrant or the Warrant Shares, Bargo and each Partner understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect, and that stop-transfer instructions to that effect, where applicable, will be in effect with respect to the Merger Shares, the Warrant and the Warrant Shares. Bargo and each Partner agrees to the imprinting, so long as required by law, of a legend on the certificates representing the Merger Shares, the Warrant and the Warrant Shares, substantially as follows in all material respects:


[THE SECURITIES REPRESENTED BY THIS CERTIFICATE] [THIS WARRANT AND THE SECURITIES TO BE RECEIVED UPON THE EXERCISE OF THIS WARRANT] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH LAWS.

Section 4.14. No Solicitation. Neither Bargo or any Partner was at any time solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale or purchase of the Merger Shares, the Warrant or the Warrant Shares under this Agreement.

Section 4.15. Disclaimer of Warranties. Other than those expressly set out in this Article IV, each Bargo Entity hereby expressly disclaims any and all representations or warranties with respect to the Properties or the transaction contemplated hereby, and the Future Entities agree that the Properties are being transferred "where is" and "as is". Specifically as a part of (but not in limitation of) the foregoing, each Future Entity acknowledges that no Bargo Entity has made, and each Bargo Entity hereby expressly disclaims, any representation or warranty (express, implied, under common law, by statute or otherwise) (a) except to the limited extent set forth in Section 4.7, as to the condition of the Properties (INCLUDING WITHOUT LIMITATION, EACH BARGO ENTITY DISCLAIMS ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (b) as to the compliance by the Bargo Entities with Environmental Laws, (c) as to the status of title to the Properties, or (d) as to the extent of oil, gas and/or other mineral reserves, the recoverability of or the cost of recovering any of such reserves, the value of reserves, prices (or anticipated prices) at which production has been or will be sold and the ability to sell oil or gas production from the Properties.


                             ARTICLE V

     Representations and Warranties of Future Entities

Each of the Future Entities hereby represents and warrants to the Bargo Entities as follows:


Section 5.1. Organization and Existence. Each Future Entity is a corporation duly organized, legally existing and in good standing under the laws of (a) in the instance of Future, the State of Utah, and (b) in the instance of Future Sub, the laws of the State of Nevada. Future has the power to carry on its business as it is now being conducted or currently proposed to be conducted. Future is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a Material Adverse Effect on Future and its Subsidiaries, taken together.

Section 5.2. Power and Authority. Each Future Entity has full corporate power and corporate authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by such Future Entity in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each Future Entity of this Agreement (including the issuance of the Merger Shares and the Warrant) and each other agreement, instrument, or document executed or to be executed by such Future Entity in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of such Future Entity.

Section 5.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by each Future Entity and constitutes, and each other agreement, instrument, or document executed or to be executed by such Future Entity connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by such Future Entity and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Future Entity, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.4. Non-Contravention. The execution, delivery, and performance by each Future Entity of this Agreement and each other agreement, instrument, or document executed or to be executed by such Future Entity in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of the charter or bylaws or other governing instruments of such Future Entity, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which such Future Entity is a party or by which such Future Entity or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of such Future Entity, or (d) violate any applicable law, rule or regulation binding upon such Future Entity.


Section 5.5. Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by a Future Entity in connection the execution, delivery, or performance by such Future Entity of this Agreement (including the issuance of the Merger Shares and the Warrant as contemplated hereby) and each other agreement, instrument, or document executed or to be executed by such Future Entity in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, other than (i) the filing by Future Sub of a certificate of merger with the Secretaries of State of Nevada and Texas in accordance with the Nevada Statute and the TBCA, respectively, and (ii) compliance with any applicable requirements of the Securities Act and any applicable state securities laws.

Section 5.6.  Pending Litigation.     There are no pending suits,
actions, or other proceedings to which Future or its Subsidiaries is a party or, to the knowledge of Future, threatened to be made a party which, if decided adversely to Future or its Subsidiaries, could have a Material Adverse Effect.

Section 5.7.     Capitalization.

(a)     The authorized capital stock of Future consists of 30,000,000 shares of Future Stock, and 200,000 shares of Preferred Stock, par value $.01 per share (in this Section, the "Preferred Stock"). As of August 11, 1998, 6,157,015 shares of Future Stock were validly issued and outstanding, fully paid, and nonassessable, and no shares of Preferred Stock were issued and outstanding and there have been no changes in such numbers through the date of this Agreement. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which Future's stockholders may vote. As of the date of this Agreement, other than as set forth in the Future Disclosure Schedule, there are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating Future to issue, deliver or sell shares of its capital stock or debt securities, or obligating Future to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and, except for exercises thereof, there have been no changes in the number of such securities through the date of this Agreement; provided, that it is contemplated Future will issue to EnCap Fund I up to 2,844,859 shares of Future Stock at Closing in connection with EnCap Fund I's agreement to enter into the Subordination Agreement. All of the Merger Shares to be issued in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever. Future has duly reserved for issuance pursuant to the exercise of the Warrant, the Warrant Shares.


(b) The authorized capital stock of Future Sub consists of 1,000,000 shares of common stock, par value $0.01 per share ("Future Sub Stock"). As of the date hereof, 1,000 shares of Future Sub Stock were validly issued and outstanding, fully paid, and nonassessable, and Future is the record and beneficial owner of such shares, free and clear of all liens or other encumbrances. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which Future Sub's stockholders may vote. Other than as contemplated by this Agreement, there are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating Future Sub to issue, deliver or sell shares of its capital stock or debt securities, or obligating Future Sub to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

Section 5.8. Subsidiaries. Each Subsidiary is a corporation, partnership or other entity (as indicated on the Future Disclosure Schedule) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, and would not reasonably be expected to have, a Material Adverse effect on Future and its Subsidiaries, taken together. The Future Disclosure Schedule sets forth, with respect to each Subsidiary, its name and jurisdiction of organization and, with respect to each Subsidiary that is not wholly-owned, the number of issued and outstanding shares of capital stock or share capital and the number of shares of capital stock or share capital owned by Future or a Subsidiary. All the outstanding shares of capital stock or share capital of each Subsidiary are validly issued, fully paid and nonassessable, and, except as otherwise set forth in the Future Disclosure Schedule, those owned by Future or by a Subsidiary of Future are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of Future. Future does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest other than joint ventures of the type customarily entered into in the oil and gas industry.

Section 5.9. Permits. Each of Future and its Subsidiaries has all permits, approvals, licenses and franchises from governmental authorities required to conduct its business as now being conducted, except for such permits, approvals, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10. Knowledgeable Purchaser. Each Future Entity is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

Section 5.11. Certificates for Merger Shares. The certificates delivered to Bargo at the Closing representing the Merger Shares will conform to the requirements of the Utah Business Corporation Act.


Section 5.12.     SEC Filings.  Except as otherwise disclosed to Bargo,
Future is current in its obligations to file all periodic reports and proxy statements with the Commission required to be filed under the Exchange Act. Future's Annual Report on Form-10KSB for the year ended December 31, 1997, Future's Form 8-K/A filed on February 27, 1998, and Future's Quarterly Report on Form-10QSB for the quarter ending March 31, 1998 (collectively, the "SEC Documents") are all of the documents the Future was required to file with the Commission since January 1, 1998. As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to such SEC Documents. The SEC Documents do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing. The audited Consolidated financial statements and unaudited Consolidated interim financial statements of Future included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto; present fairly in all material respects, in conformity with GAAP applied on a consistent basis, the Consolidated financial position of Future as of the dates thereof and its Consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of the unaudited interim financial statements and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder); and are in all material respects in accordance with the books of account and records of Future and its subsidiaries. There are no material liabilities of Future (contingent or otherwise), other than as disclosed in the SEC Documents and the financial statements included therein.

Section 5.13. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed prior to the date of this Agreement or in the Future Disclosure Schedule, since December 31, 1997, Future and its Subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice and there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Material Adverse Effect; (c) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the capital stock of the Future Entities or any Subsidiary (other than dividends or distributions between Future and its wholly-owned Subsidiaries); (d) any material change in Future's accounting principles, practices or methods; (e) any repurchase or redemption with respect to Future's capital stock; (f) any stock split, combination or reclassification of any of Future's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Future's capital stock; (g) any grant of or any amendment of the terms of any option to purchase shares of capital stock of Future; or (h) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

Section 5.14. Section 61-6-2 of Utah Code. The Utah Control Shares Acquisition Act will not apply to acquisitions from time to time, in the open market and otherwise, by Bargo and the Partners, of the shares of Future.

Section 5.15.     Articles of Incorporation and By-laws; Corporate
Records. Future and Future Sub have delivered to Bargo true and complete copies of their respective Certificate or Articles of Incorporation and Bylaws, as amended or restated through the date of this Agreement. The minute books of each of Future and its Subsidiaries contain reasonably complete and accurate records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies, including committees of such boards or governing bodies. The stock transfer records of Future are maintained by its transfer agent and registrar and, to the knowledge of Future, contain complete and accurate records of all issuances and redemptions of stock by Future. The stock transfer records of Future Sub contain complete and accurate records of all issuances and redemptions of stock by Future Sub. Except as set forth in the Future Disclosure Schedule, neither Future nor, to the knowledge of Future, any of its Affiliates, is a party to any agreement with respect to the capital stock of Future other than this Agreement.

Section 5.16.      Contracts.

(a) The Future Disclosure Schedule sets forth, as of the date hereof, a list of all of the following material contracts and other agreements to which any of Future or its Subsidiaries is a party or by which any of them or any material portion of their properties or assets are bound or subject (other than those set forth in any other portion of the Future Disclosure Schedule):

(i) contracts, severance agreements and other agreements with any current or former officer, director, employee, consultant, agent or other representative;

(ii) contracts and other agreements with any labor union or association representing any employee of the Future or its Subsidiaries;

(iii) contracts, agreements or other agreements relating to Future and its Subsidiaries between any of the Future or its Subsidiaries, on the one hand, and any stockholder or any of his, her or its Affiliates on the other hand;

(iv)     joint venture agreements;

(v) contracts and other agreements under which any of Future or its Subsidiaries agrees to indemnify any party;

(vi) contracts and other agreements relating to the borrowing of money; or

(vii) any other material contract or other agreement whether or not made in the ordinary course of business.

There have been delivered or made available to Bargo true and complete copies of all such contracts and other agreements described above that are referenced in the Future Disclosure Schedule.

(b) All contracts, agreements and understandings of the type described above and referenced in the Future Disclosure Schedule are valid and binding and are in full force and effect and enforceable in accordance with their respective terms other than contracts, agreements or understandings which are by their terms no longer in force or effect. Except as set forth in the Future Disclosure Schedule, (i) no approval or consent of, or notice to, any Person is needed in order that such contract, agreement or understanding shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement, and (ii) none of the Future or its Subsidiaries is in violation or breach of or default under any such contract, agreement or understanding nor, to the knowledge of Future, is any other party to any such contract, agreement or understanding.

Section 5.17.     Oil and Gas Properties.

(a) Each of Future and its Subsidiaries has good and defensible title to all of its material oil and gas properties and assets, free and clear of all liens other than as disclosed in the Future Disclosure Schedule; provided, that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed. All proceeds from the sale of each Future's and its Subsidiaries' share of the hydrocarbons being produced from its oil and gas properties are currently being paid in full to the Future or its Subsidiaries by the purchasers thereof on a timely basis and none of such proceeds are currently being held in suspense by such purchaser or any other party.


(b) Future has delivered to Bargo a copy of the reserve report (in this Section, the "Reserve Report") dated as of August 1, 1998, prepared by T.J. Smith & Company, Inc, independent reserve engineers (in this Section, the "Reserve Engineers"), relating to the oil and gas reserves of Future and its Subsidiaries. The factual information underlying the estimates of the reserves of Future and its subsidiaries, which was supplied by Future to the Reserve Engineers for the purpose of preparing the Reserve Report, including, without limitation, production, volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts under hedging arrangements, costs of operations and development, and working interest and net revenue information relating to Future's and its Subsidiaries' ownership interests in properties, was true and correct in all material respects on the date of such Reserve Report; the estimates of future capital expenditures and other future exploration and development costs supplied to the Reserve Engineers were prepared in good faith and with a reasonable basis; the information provided to the Reserve Engineers for purposes of preparing the Reserve Report was prepared in accordance with customary industry practices; the Reserve Engineers were, as of the date of the Reserve Report prepared by it, and are, as of the date hereof, independent petroleum engineers with respect to Future and its Subsidiaries; other than normal production of the reserves and intervening oil and gas price fluctuations, Future is not as of the date hereof and as of the date of Closing will not be, aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of future net cash flows therefrom, as described in the Reserve Report; estimates of such reserves and the present value of the future net cash flows therefrom in the Reserve Report comply in all material respects to the applicable requirements of Regulation S-X and Industry Guide 2 under the Securities Act.

Section 5.18. Environmental and Safety Matters. Except as set forth in the Future Disclosure Schedule and except for such of the following as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Future and its Subsidiaries: (a) each of Future and its Subsidiaries is in compliance with all applicable Environmental Laws; (b) neither Future nor any of its Subsidiaries has received a notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under applicable Environmental Laws with respect to its past or present operations or properties; (c) Future or a Subsidiary has obtained, and is and has been in compliance with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental Laws for its occupation of the real property owned by Future and its Subsidiaries (in this Section, an "Owned Property") the property leased by the Future and its Subsidiaries (in this Section, a "Leased Property") and the other assets and operations of the Future and its Subsidiaries and the conduct of their business; and (d) neither Future nor its Subsidiaries has any contingent liability which is material to Future and its Subsidiaries as a whole in connection with the release of any hazardous materials into the environment in violation of any Environmental Law. Future has made available to Bargo true, complete and correct copies of all environmental reports, analyses, tests or monitoring in the possession of the Future during the past two years pertaining to any Owned Property or Leased Property.

Section 5.19. Tax Matters. Each of the following is true with respect to each of Future and its Subsidiaries to the extent applicable to such member:

(a) all Returns have been or will be timely filed by Future and its Subsidiaries when due in accordance with all applicable laws; all Taxes shown on the Returns have been or will be timely paid when due; the Returns have been properly completed in compliance with all applicable laws and regulations and completely and accurately reflect the facts regarding the income, expenses, properties, business and operations required to be shown thereon; the Returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign tax law);


(b) except as set forth in the Future Disclosure Schedule, Future and its Subsidiaries has paid all Taxes required to be paid by it (whether or not shown on a Return) or for which it could be liable (provided that it shall not be considered a breach of this representation if it is ultimately determined that additional tax payments are due but such assessment is based on an adjustment to a return or position, if such member has a reasonable basis for the position taken with respect to such Taxes), whether to taxing authorities or to other persons under tax allocation agreements or otherwise, and the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to its income, properties, transactions or operations as reflected on its books (including, without limitation, the balance sheet included in Future's Form 10-QSB for the quarter ended March 31, 1998) are adequate to cover such Taxes;

(c) there are no agreements or consents currently in effect for the extension or waiver of the time (i) to file any Return or (ii) for assessment or collection of any taxes relating to the income, properties or operations of Future or its Subsidiaries, nor has Future and its Subsidiaries been requested to enter into any such agreement or consent;

(d) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Future or its Subsidiaries; and

(e) to the knowledge of Future, each of Future and its Subsidiaries has complied in all material respects with all applicable tax laws.

Section 5.20. ERISA. Future does not maintain nor has it maintained any Plan. Future does not currently contribute to or have any obligation to contribute to or otherwise have any liability with respect to any Plan.

Section 5.21 Future's Assets. The assets of Future and of its subsidiaries consist solely of (i) reserves of oil, rights to reserves of oil and associated exploration and production assets with a fair market value not exceeding $500 million and (ii) other assets with a fair market value not exceeding $15 million. For purposes of this
Section 5.21, the term "associated exploration and production assets" shall have the meaning ascribed thereto in Section 802.3 of the Rules promulgated pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Section 5.22. No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Future, Future Sub nor any other Person makes any other express or implied representation or warranty on behalf of Future or Future Sub.


                        ARTICLE VI

                     Certain Covenants

Section 6.1.     Access to Information.


(a) From the date hereof until Closing, each Bargo Entity will use its reasonable best efforts to give Future, and its attorneys and other representatives, access at all reasonable times (i) to the Properties and to any contract files, lease or other title files, production files, well files and other files of the Bargo Entities pertaining to the ownership of the Properties, and (ii) the books and records of SCL, and each Bargo Entity will use its reasonable best efforts to arrange for Future, and its attorneys and other representatives, to have access to any such files or records in the office of Bargo. Each Bargo Entity shall not be obligated to provide Future with access to any records or data which such Bargo Entity cannot provide to Future without, in its reasonable opinion, breaching confidentiality agreements with other parties. Future recognizes and agrees that all materials made available to it (whether pursuant to this Section or otherwise) in connection with the Properties are made available to it as an accommodation and without representation or warranty of any kind as to the accuracy and completeness of such materials.

(b) From the date hereof until Closing, Future shall afford to Bargo and to the officers, employees, accountants, counsel, financial advisors and other representatives of Bargo, reasonable access during normal business hours to the premises, books and records of Future and the Subsidiaries and will furnish to the Bargo (i) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) such other information with respect to its business and properties as Bargo reasonably requests. Future shall not be obligated to provide Bargo with access to any records or data which Future cannot provide to Bargo without, in its reasonable opinion, breaching confidentiality agreements with other parties. Bargo recognizes and agrees that all materials made available to it (whether pursuant to this Section or otherwise) are made available to it as an accommodation and without representation or warranty of any kind as to the accuracy and completeness of such materials.

Section 6.2.     Confidentiality.


(a) Each Receiving Party (as defined below) agrees that all Confidential Information (as defined below) shall be kept confidential by the Receiving Party and shall not be disclosed by the Receiving Party in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, officers, employees, and authorized representatives (including without limitation attorneys, accountants, consultants, and financial advisors) of the Receiving Party (collectively, for purposes of this Section, "Receiving Party Representatives") as need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that each Receiving Party Representative shall be informed by the Receiving Party of the confidential nature of such information and shall be required to treat such information confidentially and that the Receiving Party and a Receiving Party Representative shall be responsible for any breach of this Section by such Receiving Party Representative), (ii) any disclosure of Confidential Information may be made to the extent to which the Disclosing Party (as defined below) consents in writing, (iii) Confidential Information may be disclosed by the Receiving Party or any Receiving Party Representative to the extent that, in the opinion of counsel for the Receiving Party or such Receiving Party Representative, the Receiving Party or such Receiving Party Representative is legally compelled to do so, provided that, prior to making such disclosure, the Receiving Party or such Receiving Party Representative, as the case may be, advises and consults with the Disclosing Party regarding such disclosure and provided further that the Receiving Party or such Receiving Party Representative, as the case may be, discloses only that portion of the Confidential Information as is legally required. The Receiving Party agrees that none of the Confidential Information will be used for any purpose other than in connection with the transactions contemplated hereby. The term "Confidential Information", as used herein, means all information (irrespective of the form of communication) obtained by or on behalf of the Receiving Party from the Disclosing Party or its representatives pursuant to this Section and all similar information obtained from the Disclosing Party or its representatives by or on behalf of the Receiving Party prior to the date of this Agreement, other than information which
(A) was or becomes generally available to the public other than as a result of disclosure by the Receiving Party or any Receiving Party Representative, (B) was or becomes available to the Receiving Party on a nonconfidential basis prior to disclosure to the Receiving Party by the Disclosing Party or its representatives, or (C) was or becomes available to the Receiving Party from a source other than the Disclosing Party and its representatives, provided that such source is not known by the Receiving Party (after reasonable due inquiry) to be bound by a legal, contractual or fiduciary obligation to the Disclosing Party. As used in this Section, the term "Receiving Party" shall mean (x) a Future Entity, when the Disclosing Party is a Bargo Entity, and (y) a Bargo Entity, when the Disclosing Party is a Future Entity. As used in this Section, the term "Disclosing Party" shall mean (xx) a Future Entity, when the Receiving Party is a Bargo Entity , and (yy) a Bargo Entity, when the Receiving Party is a Future Entity.

(b) If this Agreement is terminated, the Receiving Party shall promptly return at its expense, and shall cause all Receiving Party Representatives to promptly return at the Receiving Party's expense, all Confidential Information to the Disclosing Party without retaining any copies thereof, provided that such portion of the Confidential Information as consists of notes, compilations, analyses, reports, studies, or other documents prepared by the Receiving Party or the Receiving Party Representatives shall be destroyed (and the Receiving Party and each Receiving Party Representative shall certify such destruction in writing to the Disclosing Party if requested by the Disclosing Party).


Section 6.3.     Conduct of Operations on the Properties Prior to
the Effective Time.   From the date hereof until the Effective Time, SCL
will continue its actions as a non-operator of the Properties in the ordinary course of business and will not sell or otherwise dispose of (or release) any portion of the Properties, without Future's written approval. SCL may make sales or other dispositions of oil, gas and other minerals in the ordinary course of business after production (but, in doing so, will not enter into any new marketing arrangements unless the same terminate, or can be terminated, (in either case without penalty or other detriment) upon 31 days written notice or less). SCL will not, without Future's consent, propose the drilling of any additional wells, or propose the deepening, plugging back, reworking or abandoning of any existing wells, or propose the conducting of any other operations which require consent under the applicable operating agreement except, in SCL's sole discretion, necessary to prevent termination or forfeiture of any oil and gas lease. SCL will advise Future of any such proposals made by other parties, and will consult with Future concerning such proposals, and will respond in the manner as required by Future; provided that, if the period for responding to such a proposal extends beyond the Effective Time, SCL will not respond to such proposal unless the Closing does not occur prior to the next to last day allowed to respond (in which case SCL shall respond in the manner required by Future). SCL will not modify any lease or other material agreement included in or relating to the Properties or enter into any new material agreement relating to the Properties without Future's consent, other than production sales contracts, or other marketing related agreements, which terminate, or can be terminated, (in each case without penalty or other detriment) upon 31 days written notice or less.

Section 6.4.     Conduct of Future's Business Prior to the
Director Effective Date. During the period from the date of this Agreement to the Director Effective Date, Future and its Subsidiaries shall each use its reasonable best efforts to preserve the goodwill of suppliers, general partners, customers and others having business relations with them and to do nothing knowingly to impair their ability to keep and preserve their businesses as it exists on the date of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Director Effective Date, Future and its Subsidiaries shall not, without the prior written consent of Bargo:

(a) declare, set aside, increase or pay any dividend (including any stock dividends), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of, or, other than the Price Options or as contemplated hereby, issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock or effect any stock split or reverse stock split or other recapitalization.

(b) amend its Certificate of Incorporation or By-laws otherwise than as contemplated by this Agreement;

(c) pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, or any other voting securities or convertible securities;

(d) sell, assign, mortgage, pledge, encumber or otherwise transfer any oil and gas property or other material asset (including sales of oil or gas to be produced in the future) owned by Future or a Subsidiary, other than sales of oil and gas in the ordinary course of business; enter into any material swap, hedge or similar agreement covering a material amount of its future production;


(e) merge, consolidate or enter into a share exchange with another entity other than as contemplated by this Agreement, or liquidate;

(f)     borrow amounts except amounts under the Senior
Credit Facility necessary (i) to pay the Closing Obligations, (ii) to make the payment to EnCap Fund I and Gecko Booty 1994 I Limited Partnership provided by Section 2.1 of the Note Restructuring Agreement and (iii) to pay transaction costs incurred by it in connection with this Agreement, the Credit Facility and the Note Restructuring Agreement and the respective transactions contemplated thereby;

(g) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

(h) violate any applicable law, statute, rule, governmental regulation or order in any material respect;

(i) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

(j) fail to pay, or to make adequate provision in all material respects for the payment of, all Taxes, interest payments and penalties due and payable (for all periods up to the date of Closing, including that portion of its fiscal year to and including the date of Closing) to any city, parish, county, state, the United States, foreign or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, or make any elections with respect to taxes;

(k) make any material Tax election that is inconsistent with any corresponding election made on a prior return or settle or compromise any income Tax liability for an amount materially in excess of the liability therefor that is reflected on the Future's consolidated financial statements included in its Form 10-KSB for the fiscal year ended December 31, 1997;


(l)     other than the Price Options or the Employment
Agreement, (1) increase the compensation or fringe benefits of any present or former director, officer or employee of any member of the Future or its Subsidiaries (except for increases in salary or wages in the ordinary course of business consistent with past practice), (2) grant any severance or termination pay to any present or former director, officer or employee of any of the Future or its Subsidiaries , (3) loan or advance any money or other property to any present or former director, officer or employee of any of the Company or its Subsidiaries or (4) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; or

(m) authorize any of, or agree or commit to do any of, the foregoing actions.

Section 6.5. Employment Agreement. Future and Carl Price shall enter into an employment agreement at (and subject to the occurrence of) the Closing in substantially the form of the agreement attached hereto as Exhibit 6.5 in all material respects (the "Employment Agreement").

Section 6.6. Bylaws. Future shall amend its Bylaws at (and subject to the occurrence of) the Closing in substantially the form attached hereto as Exhibit 6.6 in all material respects.

Section 6.7. Registration Rights Agreements. Future and Bargo shall enter into a registration rights agreement at (and subject to the occurrence of) the Closing in substantially the form of the agreement attached hereto as Exhibit 6.7-1 in all material respects (the "Bargo Registration Rights Agreement"). Future and Bargo shall use their reasonable best efforts to cause EnCap Fund I to enter into a registration rights agreement at (and subject to the occurrence of) the Closing in substantially the form of the agreement attached hereto as
Exhibit 6.7-2 in all material respects (the "EnCap Registration Rights Agreement"). Future and Bargo shall use their reasonable best efforts to cause the members of the Price Group to enter into a registration rights agreement at (and subject to the occurrence of) the Closing in substantially the form of the agreement attached hereto as Exhibit 6.7-3 in all material respects (the "Price Registration Rights Agreement").

Section 6.8. Credit Facility. Future shall use its reasonable best efforts to obtain, and have in place at or prior to Closing, a senior credit facility of not less than $20,000,000 and with an initial borrowing base of at least $10,000,000 (the "Senior Credit Facility").

Section 6.9. Subordination Agreement. Future shall use its reasonable best efforts to cause EnCap Fund I to execute and deliver on or prior to the Closing that certain Master Subordination Agreement in substantially the form of the agreement attached hereto as Exhibit 6.9 (the "Subordination Agreement").

Section 6.10. Shareholders' Agreement. Future and Bargo shall enter into a shareholders' agreement at (and subject to the occurrence of) the Closing in substantially the form of the agreement attached hereto as Exhibit 6.10 (the "Shareholders' Agreement") and shall use their reasonable best efforts to cause EnCap Fund I and the other parties listed therein to execute and deliver such agreement.


Section 6.11.     Directors.

(a)     Future shall cause (i) Robert Price and Don Wm. Reynolds,
Jr. to resign as directors of Future effective at the Director Effective Date, (ii) the appointment of Tim J. Goff and Thomas D. Barrow (the "Bargo Nominees"), and Gary R. Petersen and D. Martin Phillips as directors of Future effective immediately at the Director Effective Date and (iii) the appointment of Tim J. Goff as Chairman of the Board of Directors of Future effective immediately at the Director Effective Date.

(b) Future shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.11 and shall promptly distribute to its stockholders an Information Statement pursuant to Section 14(f) providing such information with respect to Bargo and its officers and directors as is required under
Section 14(f) and Rule 14f-1 to fulfill such obligations. Bargo shall supply to Future and be solely responsible for any information with respect to Bargo and the Bargo Nominees required by such Section 14(f) and Rule 14f-1. Future represents to Bargo that the Information Statement will comply as to form with all requirements of the Exchange Act and the rules and regulations thereunder, and will not, on the date filed with the Commission and on the Closing Date and the Effective Time, contain an untrue statement of a material fact or omit to state a material fact which, in light of the facts set forth therein, is misleading; provided that Future is not representing as to the accuracy of any statement provided by Bargo in writing to Future for use in the Information Statement. Bargo represents to Future that all information provided by Future in writing to Bargo for inclusion in the Information Statement will not, on the date filed with the Commission and on the Closing Date and at the Effective Time, contain an untrue statement of a material fact or omit to state a material fact which, in light of the facts set forth therein, is misleading.

Section 6.12. Payment of the Closing Obligations. Immediately following the Closing, Future shall cause the Surviving Corporation to pay (a) the Sowell Indebtedness and use its best efforts to cause the execution and filing of proper releases of the Sowell Mortgage and (b) the difference between the Current Debt Amount and the Sowell Indebtedness to Bargo in immediately available funds by wire transfer to an account specified by Bargo in writing prior to Closing.


Section 6.13.     Certain Affirmative Post-Closing Covenants.
Subject to the occurrence of the Closing, the covenants and agreements contained in Sections 6.2 through Section 6.8 of that certain Note Restructuring Agreement of even date herewith by and between Future and Fund I shall be incorporated herein and Future shall be deemed to have made such covenants and agreements with Bargo.




                           ARTICLE VII

     Conditions Precedent to the Obligations of the Parties; Termination
Rights

Section 7.1. Conditions Precedent to the Obligations of Future Entities. The obligations of the Future Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions (which may be waived by the Future Entities in writing):

(a) Each and every representation of the Bargo Entities under this Agreement shall be true and accurate as of the date when made and shall be deemed to have been made again at and as of the time of the Effective Time and the Closing and shall at and as of the Effective Time and such time of Closing be true and accurate in all respects except as to changes specifically contemplated by this Agreement or consented to by Future.

(b) The Bargo Entities shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Future) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) Future shall have received a certificate executed by the general partner of Bargo, dated the Closing Date, representing and certifying that the conditions set forth in subsections (a) and (b) have been fulfilled.

(d) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(e) The Future Entities shall have received an opinion of counsel or counsels reasonably acceptable to Future dated the Closing Date covering the matters described in Exhibit 7.1(e) and in a form reasonably acceptable to Future.

(f) Future shall have, on or before the Closing, entered into the Senior Credit Facility on terms and conditions acceptable to Future.


(g) Future shall have, on or before the Closing, entered into the Subordination Agreement with EnCap Fund I.

(h) EnCap Fund I, Bargo, Carl Price and Don Reynolds shall have executed and delivered the Shareholders' Agreement.


(i) Future shall have received (i) a copy of the resolutions of the partners of Bargo authorizing the execution, delivery and performance by Bargo of this Agreement and each other agreement, instrument or document executed or to be executed by Bargo in connection with this Agreement or the transactions contemplated hereby to which it is a party and (ii) a copy of the resolutions of the board of directors and the sole shareholder of SCL authorizing the execution, delivery and performance by SCL of this Agreement and each other agreement, instrument or document executed or to be executed by SCL in connection with this Agreement or the transactions contemplated hereby to which it is a party.

(j)     EnCap Fund I shall have executed and delivered the EnCap
Registration Rights Agreement.

(k)     Bargo shall have executed and delivered the Bargo
Registrations Rights Agreement.

(l) Carl Price shall have executed and delivered the Employment Agreement.

(m) At least Carl Price shall have executed and delivered the Price Registration Rights Agreement.

(n) Bargo shall have delivered its shares of SCL Stock for cancellation.

If any such condition on the obligations of the Future Entities under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) the Future Entities are not in breach of their obligations hereunder in the absence of the Bargo Entities also being in breach of their obligations hereunder, this Agreement may, at the option of the Future Entities, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 6.2 and 11.4 and Article X which will survive such termination).

Section 7.2.     Conditions Precedent to the Obligations of the
Bargo Entities. The obligations of the Bargo Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions (which may be waived by the Bargo Entities in writing):

(a) Each and every representation of the Future Entities under this Agreement shall be true and accurate as of the date when made and shall be deemed to have been made again at and as of the Effective Time and the time of Closing and shall at and as of the Effective Time and such time of Closing be true and accurate in all respects except as to changes specifically contemplated by this Agreement or consented to by Bargo.

(b) The Future Entities shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Bargo) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by the Future Entities prior to or at the Closing.

(c) Bargo shall have received a certificate executed by the president of Future, dated the Closing Date, representing and certifying that the conditions set forth in subsections (a) and (b) have been fulfilled.

(d) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(e) The Bargo Entities shall have received an opinion of counsel or counsels reasonably acceptable to Bargo dated the Closing Date covering the matters described in Exhibit 7.2(e) and in a form reasonably acceptable to Bargo.

(f) Future shall have, on or before the Closing, entered into the Senior Credit facility on terms and conditions acceptable to Bargo.


(g) Future and EnCap Fund I shall have, on or before the Closing, entered into the Subordination Agreement.

(h)     Future shall have received the resignations of Robert
Price and Don Wm. Reynolds, Jr. as directors of Future, such resignations to be effective at the Director Effective Date.

(i)     Tim J. Goff, Gary R. Petersen, D. Martin Phillips and
Thomas D. Barrow shall have been appointed to the Board of Directors of Future, such appointment to be effective immediately at the Director Effective Date.

(j) Tim J. Goff shall have been elected as Chairman of the Board of Directors of Future, such election to be effective immediately at the Effective Time.

(k) EnCap Fund I, Future, Carl Price and Don Reynolds shall have executed and delivered the Shareholders' Agreement.

(l)     Future shall have executed and delivered the Bargo
Registration Rights Agreement.

(m) Future and EnCap Fund I shall have executed and delivered the EnCap Registration Rights Agreement.


(n) Future and Carl Price shall have executed and delivered the Employment Agreement.

(o) Bargo shall have received (i) a copy of the resolutions of the Board of Directors of Future authorizing the execution, delivery and performance by Future of this Agreement and each other agreement, instrument or document executed or to be executed by Future in connection with this Agreement or the transactions contemplated hereby to which it is a party and (ii) a copy of the resolutions of the Board of Directors and sole shareholder of Future Sub authorizing the execution, delivery and performance by Future Sub of this Agreement and each other agreement, instrument or document executed or to be executed by Future Sub in connection with this Agreement or the transactions contemplated hereby to which it is a party .

(p) Bargo shall have received (i) a certificate or certificates evidencing the Merger Shares and (ii) the Warrant.

(q) At least Carl Price shall have executed and delivered the Price Registration Rights Agreement.

(r) Future shall have adopted the amendment to the Bylaws as contemplated by Section 6.6.

If any such condition on the obligations of the Bargo Entities under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) the Bargo Entities are not in breach of their obligations hereunder in the absence of the Future Entities also being in breach of their obligations hereunder, this Agreement may, at the option of the Bargo Entities, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 6.2 and 11.4 and Article X which will survive such termination).


                           ARTICLE VIII

                Certain Accounting Adjustments.

Section 8.1. Adjustments. Notwithstanding that for state law purposes the Merger shall be effective as of the Effective Time, the parties hereto agree that for purposes of this Article VIII the Properties will be deemed to have been conveyed and transferred by SCL to Future Sub as of August 1, 1998 (the "Effective Date") and that appropriate accounting adjustments shall be made between the Future Entities and the Bargo Entities so that (a) all expenses (including, without limitation, all drilling costs, all capital expenditures, and all overhead charges under applicable operating agreements, and all other overhead charges actually charged by third parties) which are incurred in the operation of the Properties after the Effective Date will be borne by Future Sub, and all proceeds (net of applicable production, severance, and similar taxes) from sale of oil, gas and/or other minerals produced from the Oil and Gas Properties after the Effective Date will be received by Future Sub, and (b) all expenses which are incurred in the operation of the Properties before the Effective Date will be borne by the Bargo Entities and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals produced therefrom before the Effective Date will be received by the Bargo Entities. It is agreed that, in making such adjustments: (i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used to store oil produced from the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date (it is recognized that such tanks were not gauged on the Effective Date for the purposes of this Agreement and that determination of the volume of such oil in storage will be based on the best available data, which may include estimates), and (ii) ad valorem taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), and (iii) no consideration shall be given to the local, state or federal income tax liabilities of any party.

Section 8.2.  Closing and Post-Closing Accounting Settlements.

(a) At or before Closing, the parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Section 8.1. If the amount of adjustments so determined which would result in a credit to Future Sub exceed the amount of adjustments so determined which would result in a credit to the Bargo Entities, Future Sub shall be entitled to receive a cash payment from Bargo by the amount of such excess, and, if the converse is true, Bargo shall be entitled to receive a cash payment from Future by the amount of such excess. If no adjustment of the type contemplated under this subsection (a) is made at or before Closing and Bargo should thereafter receive any net proceeds attributable to oil or gas produced after the Effective Date, Bargo shall promptly remit such net proceeds to Future.

(b) On or before 90 days after Closing, Future and Bargo shall review any additional information which may then be available pertaining to the adjustments provided for in Section 8.1, shall determine if any additional adjustments (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments in the manner provided in subsection (a) above. Following such additional adjustments, no further adjustments shall be made under this Article VIII with respect to the matters contemplated by this Article.

                        ARTICLE IX

                         Notices

All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to any Bargo Entity:      c/o Bargo Energy Resources, Ltd.
                             700 Louisiana, Suite 3700
                             Houston, Texas 77002
                             Attention: Tim J. Goff
                             Fax No.:713-236-9799

If to any Future Entity:     c/o Future Petroleum Corporation
                             2351 West Northwest Highway
                             Suite 2130
                             Dallas, Texas 75220
                             Attention: Carl Price
                             Fax No.: 214-350-8382

and shall be considered delivered on the date of receipt. Either a Future Entity, on the one hand, or a Bargo Entity, on the other hand, may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other, in the manner provided in this Article, at least ten (10) days prior to the effective date of such change of address.

A copy of any notice and other communication given by either a Future Entity or a Bargo Entity hereunder shall be sent to EnCap
Investments L.C. as follows:

EnCap Investments, L.C.
1100 Louisiana, Suite 3150
Houston, Texas  77002
Attention: Gary R. Petersen or Colin Nisbeth
Fax No.: 713-659-6130

ARTICLE X

     Commissions

Bargo agrees to indemnify and hold harmless the Future Entities from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, any Bargo Entity with any broker or finder in connection with this Agreement or the transactions contemplated hereby. Future agrees to indemnify and hold harmless Bargo from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, any Future Entity with any broker or finder in connection with this Agreement or the transactions contemplated hereby.


                           ARTICLE XI

                      Miscellaneous Matters

Section 11.1. Survival of Representations and Warranties. All representations and warranties made herein by the Future Entities and the Bargo Entities shall be continuing and shall be true and correct on and as of the date of Closing and shall survive the Closing.

Section 11.2. Further Assurances. From time to time after the Closing, at the request of any party hereto and without further consideration, Bargo, on the one hand, and the Future Entities, on the other hand, shall execute and deliver to the requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

Section 11.3.  Binding Effect; Successors and Assigns; No Third
Party Benefit. The Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. No party hereto shall have the right to assign its rights under this Agreement without the prior written consent of the other party first having been obtained.
 Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, either express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.4. Expenses. Each party shall bear and pay all expenses incurred by it in connection with the transactions contemplated by this Agreement.

Section 11.5. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter. Time is of the essence in this Agreement.

Section 11.6. Public Statements. The Bargo Entities, on the one hand, and the Future Entities, on the other hand, shall consult with each other with regard to all publicity and other releases at or prior to Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither the Bargo Entities, on the one hand, nor the Future Entities, on the other hand, shall issue any publicity or other release without the prior consent of the other.

Section 11.7. Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

Section 11.8. Deceptive Trade Practices. To the extent applicable to the transaction contemplated hereby or any portion thereof, Future can and does expressly waive the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq., Texas Business & Commerce Code, other than Section 17.555, which is not waived, and all other consumer protection laws of the State of Texas, or any other state, applicable to this transaction that may be waived by the parties. In connection with such waiver, Future hereby represents to the Bargo Entities that it (a) is in the business of seeking or acquiring by purchase or lease, goods or services for commercial or business use, (b) has knowledge and experience in financial and business matters that enables it to evaluate the merits and risks of the transactions contemplated hereby, (c) is not in a significantly disparate bargaining position and (d) has assets of $5,000,000 or more according to its most recent financial statements.

Section 11.9. Amendments. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the parties hereto.

Section 11.10. Indemnification. Bargo agrees to indemnify, defend and hold harmless Future from and against any losses, expenses, claims, damages or liabilities resulting form the failure of the Merger to qualify as a tax-free reorganization under Section 368(a)(2)(D) of the Code, including taxes, interest and attorneys' fees relating thereto.

Section 11.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 11.12. Counterparts. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for the Future Entities and the Bargo Entities to sign the same counterpart.


IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

BARGO ENERGY RESOURCES, LTD.

By:     BARGO OPERATING COMPANY, INC.,
General Partner

By:/s/ Tim J. Goff
Tim J. Goff, President


SCL-CAL COMPANY

By: /s/ Tim J. Goff
Tim J. Goff, President



FUTURE PETROLEUM CORPORATION



By: /s/ Carl Price
Carl Price, President


FUTURE CAL-TEX CORPORATION


By:/s/ Carl Price
Carl Price, President